Exhibit 99.1

STORE Capital Increases Quarterly Dividend to $0.33 per Share
or 6.5% Over Prior Quarter

Company Release – September 11, 2018 06:45 AM ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.33 per share for the third quarter ending September 30, 2018. On an annualized basis, this dividend of $1.32 per common share represents an increase of $0.08 per share over the previous annualized dividend. The dividend will be paid on October 15, 2018 to STORE Capital stockholders of record as of the close of business on September 28, 2018.

“We are happy to announce that we have increased our dividend by 6.5%, reflecting our outlook for continued strong growth and performance,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital. “Through a combination of external and internal growth, we have been able to generate consistently high levels of retained cash flow, allowing us to increase our dividend every year since our IPO in late 2014, while also delivering double-digit returns to our shareholders. Cumulatively, we are proud to have increased our quarterly dividend by 32%, while maintaining a payout ratio close to 70% of adjusted funds from operations.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,000 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

STORE Capital Corporation

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including the statement regarding the Company’s outlook for continued strong growth and performance, contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com